Exhibit 77C

AllianceBernstein Municipal Income Fund, Inc.
811-04791


RESULTS OF STOCKHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of
AllianceBernstein Municipal Income Fund, Inc.
(the Fund) was held on November 5, 2010, and adjourned until December 16, 2010 and January 5, 2011.
At the December 16, 2010 Meeting, with respect to the first item of business, the election of Directors for the Fund, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved for all Portfolios. For the California Portfolio and National Portfolio, at the December 16, 2010 Meeting, with respect to the fifth item of business, changes to each Portfolios fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the January 5, 2011 Meeting, for the High Income Municipal Portfolio, with respect to the fifth item of business, changes to the Portfolios fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved.
With respect to the fifth item of business, for the New York Portfolio, changes to the Portfolios fundamental policy regarding commodities, an insufficient number of the required outstanding shares were voted in favor of the proposal and, therefore, the proposal was not approved. A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):


1. The election of the Directors, each such Director to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.

			Voted For	Withheld Authority
John H. Dobkin		166,254,644	9,488,325
Michael J. Downey	166,763,701	8,979,268
William H. Foulk, Jr.	166,527,227	9,215,741
D. James Guzy		166,288,303	9,454,665
Nancy P. Jacklin	166,781,455	8,961,513
Robert M. Keith		166,691,877	9,051,091
Garry L. Moody		166,706,683	9,036,286
Marshall C. Turner, Jr.	166,703,577	9,039,391
Earl D. Weiner		166,532,959	9,210,009





5.Approve the amendement of the Portfolio fundamental policy regarding commodities.



Portfolio			Voted For	Voted Against	Abstained	Broker
										Non-Votes

California Portfolio		30,316,699	1,202,354	3,022,583	7,600,050
High Income Municipal Portfolio	13,340,095	373,393		460,510		5,554,954
National Portfolio		43,378,162	2,497,972	3,160,588	15,245,316
New York Portfolio		27,457,880	1,704,838	3,115,263	18,851,071


ablegal -  2083637 v1